Exhibit 99.1

KapStone Paper and Packaging Corporation Announces Appointment of S. Jay Stewart and James Doughan to the Board of Directors

Northfield, Illinois (January 30, 2007) — KapStone Paper and Packaging Corporation (OTC Bulletin Board: SCDE.OB) today announced that the Board of Directors has increased the size of this Board from 5 to 7 and has appointed S. Jay Stewart as a Class A director (with a term expiring in 2007) and James Doughan as a Class C director (with a term ending in 2009).

S. Jay Stewart, age 68, is currently a director and non executive chairman of Autoliv, Inc., and serves as a director of HSBC North American Holdings, Inc.  He served as Chairman and Chief Executive Officer of Morton International, Inc., from 1994-l999, and as Vice Chairman of Rohm and Haas Company for one year thereafter.  He is a former director of Household International, Inc., Burns International Services Corp., Box USA, Inc., Rohm and Haas Company, Morton International, Inc., and Morton Thiokol, Inc.  Mr. Stewart holds a BS degree in Chemical Engineering from the University of Cincinnati and an MBA degree from West Virginia University.

James Doughan, age 73, retired in 1999 as President and Chief Executive Officer of Abitibi-Consolidated, a newsprint, white paper and forest products company.  He served as Chief Executive Officer of Stone-Consolidated Corporation from 1993-1997 and, prior to that, in several senior executive positions at Stone Container Corporation from 1983 through 1997.  Mr. Doughan holds a BS degree in Economics from Yale University.

Roger Stone, Chairman and Chief Executive Officer, commented “We are very pleased to have Jay and James join our Board of Directors.  Each of our new directors has substantial experience in the paper and packaging industry.  Their advice and counsel will be an asset to our Board of Directors”.

About the Company

Headquartered in Northfield, IL, Stone Arcade Acquisition Corporation changed its name to KapStone Paper and Packaging Corporation at the completion of its purchase of International Paper’s Kraft Papers Business in January 2007.  The company is the parent company of KapStone Kraft Paper Corporation, which includes a paper mill in Roanoke Rapids, NC, and Ride Rite®, a dunnage bag plant in Fordyce, AR.  The business employs approximately 700 people.